Exhibit 10.11

PROMISSORY NOTE

April 2, 2014

To: Sean Sego – Independent Director NAS

From: Robert Chance

Re: Promissory Note payable – Related Party Debt

I, Sean P Sego, agree to loan National Automation Services, Inc. (NAS) the sum of $50,000 according to the following terms and conditions:

1.)
$50,000 as set forth herein, on April 2, 2014 for a period of one (1) year, and to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.

2.)	Equity Security in the amount of 4,000,000 shares of restricted stock to be issued at a value of $0.0125 or $50,000.

/s/ Sean Sego
Sean P Sego Note Holder

/s/ Robert Chance
Robert Chance President/Chief Executive Officer National Automation Services, Inc.